Exhibit 10.1

Second Amendment

to SunPower Inc.

2023 Equity Incentive Plan, As Previously Amended

This Second Amendment (the “Amendment”) to the SunPower Inc. 2023 Equity Incentive Plan, as previously amended (the “Plan”), is made by SunPower Inc., a Delaware corporation (the “Company”), effective as of the date of its approval by the stockholders of the Company at the Company’s 2026 Special Meeting of Stockholders.

This Amendment was approved by the Company’s Board of Directors on February 10, 2026.

1. Amendments.

a. Section 2(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Shares Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 44,573,109 shares of Common Stock (which number of shares of Common stock includes additional shares of Common Stock available for issuance as a result of automatic increases thereto through and including January 1, 2026, as contemplated by the next sentence). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.”

b. Section 2(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 44,573,109 shares.”

2. Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect, and the forms of stock option award agreements, restricted stock units award agreements and any outstanding award agreements under the Plan shall effectively adopt the amendments herein, as applicable.